MAYTAG CORPORATION

                                   Exhibit 21

                     List of Subsidiaries of the Registrant.

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                               MAYTAG CORPORATION

                                   Exhibit 21

                     List of Subsidiaries of the Registrant


The following schedule lists the subsidiaries of Maytag Corporation, a Delaware corporation, as of December 31, 1996.

                                                    State or Country
Corporate Name                                      of Organization

D.N. Holdings, Inc.                                 Delaware
  Dixie-Narco Inc.                                  West Virginia
Maytag Foreign Sales Corporation                    Virgin Islands
The Hoover Company                                  Delaware
  The Hoover Company (Sales)                        Delaware
Maytag International Inc.                           Delaware
  Maharashtra Investment, Inc.                      Delaware
  Hoover Mexicana S.A. de C.V.                      Mexico
Hoover Holdings Inc.                                Delaware
  Juver Industrial S.A. de C.V.                     Mexico
  Maytag International Limited                      United Kingdom
  Maytag Ltd.                                       Canada
  Maytag Worldwide N.V.                             The Netherlands Antilles
  AERA Limited                                      Hong Kong
Maytag International Investments, Inc.              Delaware
  Maytag International Investments B.V.             The Netherlands Antilles
    Hefei Rongshida Co. Ltd. (50.5%)                China

NOTE:  Ownership in subsidiaries is 100% unless otherwise indicated.

Other subsidiaries in the aggregate would not constitute a significant subsidiary.

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